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                                                                   EXHIBIT 10.24

                                 PROMISSORY NOTE


PRINCIPAL $200,000.                                       DATE: DECEMBER 4, 2000

     1. PRINCIPAL AND INTEREST. Ampersand Medical Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Company"), with offices at 414 N. Orleans St., Suite 510, Chicago, Illinois, 60610 for value received, hereby promises to pay to the order of Azimuth Corporation (the "Holder"), with offices at 3600 Rio Vista Avenue, Suite A, Orlando, Florida 32805, or any successor in interest in lawful money of the United States at the address of the Holder set forth below, the principal sum of Two Hundred Thousand and 00/100 Dollars ($200,000) on December 31, 2000 (the "Maturity Date"), together with simple interest from the date hereof, computed on the basis of a 365-day year from the date of original issuance until the Maturity Date, or such earlier payment date as described below, at the rate of 12% per annum.

     2. PREPAYMENT. The principal amount of the Note, plus any accrued interest due thereon, may be prepaid in its entirety at any time.

     3. ADDITIONAL CONSIDERATION. The Company will issue a warrant (attached as an exhibit) entitling the Holder to purchase 50,000 shares of Common Stock of the Company at an exercise price of $0.937 per share, representing the closing price of the Company's Common Stock as listed on the OTC:BB on November 30, 2000.

     4. DEFAULT PENALTY PROVISIONS. If the Company fails to pay the principal and accrued interest due thereon on the maturity date, interest shall continue to accrue as computed above at an adjusted rate of 15% per annum from the Maturity Date until the date the note and accrued interest is paid in full. In addition, for each month, up to a maximum of three months, beyond the maturity date that the principal remains unpaid, the Company shall issue a warrant entitling the Holder to purchase 12,500 shares of Common Stock at an exercise price of $0.01 per share. If the principal remains unpaid after the expiration of a three-month period from the Maturity Date, for each subsequent month the principal remains outstanding, the Company shall issue a warrant entitling the Holder to purchase 25,000 shares of Common Stock at an exercise price of $0.01 per share.

     5. RECLASSIFICATION, ETC. If the Company at any time shall, by subdivision, combination or reclassification of securities or otherwise, change any of the securities into which the attached warrant is convertible into the same or a different number of securities of any class or classes of securities of the Company, or exchange any such securities in a merger or acquisition for securities or property of another Company, the Holder shall be entitled to the same rights in such new securities or property as the Holder would have been entitled to if immediately prior to such change the Holder had acquired shares of Common Stock into which the warrant is convertible.

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     6. USE OF PROCEEDS. The proceeds of the Note shall be used to (i) fund the quarterly payment due December 1, 2000 under a contract dated December 1, 2000 with University Hospitals of Cleveland; and (ii) the remainder for general corporate purposes.

     7. GOVERNING LAW. The Note is delivered in and shall be construed in accordance with the laws of the State of Illinois, without regard to conflicts of laws provisions thereof.

        IN WITNESS WHEREOF, and intending to be legally bound hereby, the Company has caused this Note to be executed and delivered by its proper and duly authorized officers as of the date first above written.


AMPERSAND MEDICAL CORPORATION


BY:________________________________

NAME:  LEONARD R. PRANGE
TITLE: PRESIDENT, COO/CFO